Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

BOHEMIA, N.Y. — November 5, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal fourth quarter and fiscal year ended September 30, 2007.

For the fiscal fourth quarter ended September 30, 2007, net sales were $496 million compared to net sales of $468 million for the fiscal fourth quarter ended September 30, 2006, an increase of $29 million, or 6%.  Net income for the fiscal fourth quarter ended September 30, 2007 was $48 million, or $0.70 per diluted share, compared to net income of $38 million, or $0.54 per diluted share for the fiscal fourth quarter ended September 30, 2006.

The rise in net income for the fiscal fourth quarter reflects the aforementioned sales increase, gross profit improvement and SG&A cost controls.  Net sales increased $29 million; gross profit increased to 52% in the fiscal fourth quarter 2007 from 49% in the fiscal fourth quarter 2006;  and SG&A costs as a percentage of sales decreased to 31.9% in the fiscal fourth quarter 2007 from 32.5% in the fiscal fourth quarter 2006.

Adjusted EBITDA for the fiscal fourth quarter rose to $87 million from $70 million for the fiscal fourth quarter of 2006.

Results for the fiscal fourth quarter ended September 30, 2007 include an impairment charge of approximately $2 million, after tax, or $0.03 per diluted share, to reflect the current fair market value of a building in Augusta, Georgia, which is currently offered for sale.  Without this charge, earnings per share for the fiscal fourth quarter of 2007 would have been $0.73 per diluted share.

For the fiscal year ended September 30, 2007, net sales were $2.0 billion, compared to net sales of $1.9 billion for the prior fiscal year, an increase of $134 million, or 7%.  Net income for the fiscal year ended September 30, 2007 was $208 million, or $3.00 per diluted share, compared to $112 million, or $1.62 per diluted share, for the prior like period.

Adjusted EBITDA for fiscal 2007 rose to $378 million from $249 million for fiscal 2006.  At September 30, 2007, NBTY had working capital of $575 million, of which $214 million consisted of cash and short term investments, and total assets of $1.5 billion.

NBTY purchased, in open market transactions, 716,000 shares of its common stock; 421,000 shares were acquired in the fiscal fourth quarter 2007 for approximately $15 million and an additional 295,000 shares were acquired in October 2007 for approximately $10 million.  These shares were purchased under an existing publicly-announced authorization.

Preliminary and unaudited net sales for October 2007 were $175 million.  A detailed breakdown is shown in the last table.

OPERATIONS FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30, 2007

The Wholesale/US Nutrition division continues to generate increased sales and significantly contributed to NBTY’s overall strong performance.  Net sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Solgar, Osteo Bi-Flex, Rexall, Ester-C and other brands, increased $19 million, or 9%, to $237 million from $217 million for the prior like quarter.

During the fiscal fourth quarter of 2007, gross profit for the Wholesale/US Nutrition operation increased to 41% compared to 35% for the prior like quarter.  The Company experienced higher purchase prices of certain products including whey protein during the fiscal fourth quarter 2007.  The Company anticipates passing on these higher prices to customers in fiscal 2008.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division increased $1 million, or 2%, to $57 million from $56 million for the fiscal fourth quarter ended September 30, 2006.   Vitamin World was profitable for the current fiscal quarter.  However, LeNaturiste, the Company’s Canadian retail chain, continued to operate at a loss during this period.  Same store sales for North American Retail increased 5% for the fiscal fourth quarter of 2007.  The North American Retail division is operating under new management who are focused on rationalizing SKU’s, enhancing visual merchandising and increasing customer traffic.  During the fiscal fourth quarter of 2007, Vitamin World closed 3 under-performing stores and Le Naturiste closed 5 stores.

European Retail net sales for the fiscal fourth quarter of 2007 increased $13 million, or 9%, to $155 million from $142 million for the fiscal fourth quarter of 2006.  European retail net sales in local currency increased 1% for the fiscal fourth quarter of 2007.  European Retail division continues to operate in a difficult environment.  During the fiscal fourth quarter, the European Retail division opened 4 stores.  This division anticipates opening 34 new stores during fiscal 2008 in high street locations that have recently become available.

Net sales from Direct Response/E-Commerce operations for the fiscal fourth quarter of 2007 decreased $5 million, or 10%, to $47 million from $52 million for the fiscal fourth quarter of 2006.   The Company is focused on maintaining its market share in this segment; accordingly, prices were lowered in response to a highly competitive environment.  More orders were received than in the prior like period.  However, because of lowered prices, the average order size at Puritan’s Pride decreased to $62 from $73.

Since Puritan’s Pride varies its promotional strategy throughout the fiscal year, the results for this division should be viewed on an annual and not quarterly basis.

Online sales represent 40% of total Direct Response/E-Commerce sales for this fiscal fourth quarter compared to 34% in the prior like quarter.  This increase reflects on-going efforts to garner greater online consumer sales and to capitalize on the continuing surge in shopping via the web.  Puritan’s Pride views the Internet as the driver of future growth and continues to incorporate new technologies to expand this business.  Puritan’s Pride remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007

Net sales for the Wholesale/US Nutrition division increased $92 million, or 10%, to $977 million from $885 million for fiscal year 2006.  Gross profit for the Wholesale operation increased to 41% compared to 32% for the prior like fiscal year, reflecting in part more efficient supply chain management.

Net sales for the North American Retail division decreased $11 million, or 5%, to $223 million from $234 million for fiscal year 2006.   North American Retail same store sales increased 1% for fiscal 2007.  At the end of fiscal 2007, the North American Retail division operated a total of 537 stores, with 457 in the US and 80 in Canada.

European Retail net sales for the fiscal year increased $55 million, or 10%, to $620 million for the fiscal year 2007 from $565 million for the fiscal year 2006.  European Retail same store sales in local currency decreased 1% but increased 8% in US dollars for fiscal 2007.

The European Retail business continues to leverage its premier status, high street locations and brand awareness.  As of September 30, 2007, the European Retail business operated a total of 626 stores, comprised of 507 Holland & Barrett stores and 31 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 69 DeTuinen stores in the Netherlands.

Net sales from Direct Response/E-Commerce operations for the fiscal year 2007 decreased $2 million, or 1% to $194 million from $196 million for the fiscal year 2006.   The decrease in sales reflects the aforementioned lowering of prices to garner greater market share in a highly competitive environment.

Online sales represent 38% of total Direct Response/E-Commerce sales for this fiscal year 2007 compared to 33% for fiscal year 2006.

NBTY Chairman and CEO, Scott Rudolph, said:  “Our significant increases in revenue and profitability are reflected in NBTY’s ongoing initiatives to drive sales and expand our premiere position as the leading nutritional supplement company in the world.  Our growing financial strength and expanding market position continue to play a vital role in our ability to generate future growth and shareholder value.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com),

Osteo Bi-Flex® (www.osteobiflex.com), PureProtein® (www.pureprotein.net), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “ADJUSTED EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi)

adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)
	For the three months
	ended September 30,
	2007	2006

Net sales	$496,441	$467,912

Costs and expenses:
Cost of sales	239,609	238,523
Advertising, promotion and catalog	30,654	23,276
Selling, general and administrative	158,610	151,910
	428,873	413,709

Income from operations	67,568	54,203

Other income (expense):
Interest	(3,713)	(4,516)
Miscellaneous, net	5,656	1,603
	1,943	(2,913)

Income before provision for income taxes	69,511	51,290

Provision for income taxes	21,014	13,627

Net income	$48,497	$37,663

Net income per share:
Basic	$0.72	$0.56
Diluted	$0.70	$0.54

Weighted average common shares outstanding:
Basic	67,235	67,206
Diluted	69,245	69,242

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)
	For the fiscal years
	ended September 30,
	2007	2006

Net sales	$2,014,506	$1,880,222

Costs and expenses:
Cost of sales	966,784	992,197
Advertising, promotion and catalog	120,126	103,614
Selling, general and administrative	619,995	598,742
Trademark impairment	—	10,450
	1,706,905	1,705,003

Income from operations	307,601	175,219

Other income (expense):
Interest	(16,749)	(25,924)
Miscellaneous, net	13,124	3,532
	(3,625)	(22,392)

Income before provision for income taxes	303,976	152,827

Provision for income taxes	96,044	41,042

Net income	$207,932	$111,785

Net income per share:
Basic	$3.09	$1.66
Diluted	$3.00	$1.62

Weighted average common shares outstanding:
Basic	67,268	67,199
Diluted	69,404	69,130

SALES

(Unaudited)

	THREE MONTHS ENDED			FISCAL YEARS ENDED
	SEPTEMBER 30,			SEPTEMBER 30,

			Percentage			Percentage
(In thousands)	2007	2006	Change	2007	2006	Change

Wholesale/US Nutrition	$236,941	$217,484	9%	$976,814	$885,146	10%

North American Retail	57,033	56,105	2%	223,435	234,215	-5%

European Retail	155,072	141,888	9%	620,281	564,933	10%

Direct Response/E-Commerce	47,395	52,435	-10%	193,976	195,928	-1%

Total	$496,441	$467,912	6%	$2,014,506	$1,880,222	7%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED			FISCAL YEARS ENDED
	SEPTEMBER 30,			SEPTEMBER 30,

			Percentage			Percentage
	2007	2006	Change	2007	2006	Change

Wholesale/US Nutrition	41%	35%	6%	41%	32%	9%

North American Retail	59%	59%	0%	59%	58%	1%

European Retail	64%	63%	1%	64%	62%	2%

Direct Response/E-Commerce	57%	58%	-1%	60%	59%	1%

Total	52%	49%	3%	52%	47%	5%

ADJUSTED EBITDA**
Reconciliation of GAAP Measures to Non-GAAP Measures **
(Unaudited)

(In thousands)	THREE MONTHS ENDED SEPTEMBER 30, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$43,852	$2,731	$—	$—	$46,583

North American Retail	745	854		202	1,801

European Retail	37,874	2,821			40,695

Direct Response /E-Commerce	10,828	1,248			12,076

Segment Results	93,299	7,654	—	202	101,155

Corporate / Manufacturing	(23,788)	5,910	3,713	—	(14,165)

Total	$69,511	$13,564	$3,713	$202	$86,990

	THREE MONTHS ENDED SEPTEMBER 30, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$27,661	$2,550	$—	$(128)	$30,083

North American Retail	199	1,188	—	736	2,123

European Retail	34,283	2,843	—	—	37,126

Direct Response /E-Commerce	14,202	1,261	—	—	15,463

Segment Results	76,345	7,842	—	608	84,795

Corporate / Manufacturing	(25,055)	6,222	4,516	—	(14,317)

Total	$51,290	$14,064	$4,516	$608	$70,478

** ** SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**
Reconciliation of GAAP Measures to Non-GAAP Measures **
(Unaudited)

(In thousands)	FISCAL YEAR ENDED SEPTEMBER 30, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$196,770	$11,062	$—	$—	$207,832

North American Retail	2,771	3,883		1,336	7,990

European Retail	156,966	11,154		—	168,120

Direct Response /E-Commerce	50,706	5,030		—	55,736

Segment Results	407,213	31,129	—	1,336	439,678

Corporate / Manufacturing	(103,237)	24,472	16,749	—	(62,016)

Total	$303,976	$55,601	$16,749	$1,336	$377,662

	FISCAL YEAR ENDED SEPTEMBER 30, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$75,823	$10,159	$—	$11,370	$97,352

North American Retail	332	4,884	—	3,141	8,357

European Retail	143,456	11,174	—	—	154,630

Direct Response / E-Commerce	52,748	5,051	—	—	57,799

Segment Results	272,359	31,268	—	14,511	318,138

Corporate / Manufacturing	(119,532)	24,780	25,924	—	(68,828)

Total	$152,827	$56,048	$25,924	$14,511	$249,310

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)
	September 30,	September 30,
	2007	2006
Current assets:
Cash and cash equivalents	$92,902	$89,805
Investments	121,382	—
Accounts receivable, net	98,454	89,154
Inventories	384,990	354,496
Deferred income taxes	21,441	26,636
Prepaid expenses and other current assets	54,460	42,261
Total current assets	773,629	602,352

Property, plant and equipment, net	323,154	309,437
Goodwill	251,753	235,959
Intangible assets, net	157,548	146,169
Other assets	28,851	10,393

Total assets	$1,534,935	$1,304,310

Current liabilities:
Current portion of long-term debt	$989	$18,660
Accounts payable	71,852	64,211
Accrued expenses and other current liabilities	125,533	127,768
Total current liabilities	198,374	210,639

Long-term debt, net of current portion	210,106	191,045
Deferred income taxes	61,788	55,276
Other liabilities	8,697	7,918
Total liabilities	478,965	464,878

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,118 shares and 67,212 shares at September 30, 2007 and September 30, 2006, respectively	537	538
Capital in excess of par	143,244	138,777
Retained earnings	864,852	671,060
Accumulated other comprehensive income	47,337	29,057
Total stockholders’ equity	1,055,970	839,432

Total liabilities and stockholders’ equity	$1,534,935	$1,304,310

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	For the fiscal year
	ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$207,932	$111,785
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Impairments and disposals of property, plant and equipment	4,682	4,420
Depreciation and amortization	55,601	56,048
Foreign currency transaction (gain) loss	(4,878)	1,851
Amortization and write-off of deferred charges	1,972	4,354
Gain on extinguishment of debt	—	(425)
Gain on settlement of interest rate swap	—	(353)
Trademark impairment	—	10,450
Allowance for doubtful accounts	(1,575)	1,427
Inventory reserves	12,832	8,908
Deferred income taxes	(164)	(12,019)
Excess income tax benefit from exercise of stock options	(3,294)	(15)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	361	(16,056)
Inventories	(29,229)	131,469
Prepaid expenses and other current assets	(259)	11,105
Other assets	(378)	1,954
Accounts payable	1,025	(4,852)
Accrued expenses and other liabilities	(3,632)	2,912
Net cash provided by operating activities	240,996	312,963

Cash flows from investing activities:
Purchase of property, plant and equipment	(51,374)	(35,308)
Proceeds from sale of property, plant, and equipment	100	1,426
Purchase of available-for-sale investments	(449,766)	—
Proceeds from sale of available-for-sale investments	328,714	39,900
Cash paid for acquisition, net of cash acquired	(37,005)	—
Cash collateral securing loan	(18,861)	—
Purchase price settlements, net	(473)	1,845
Purchase of intangible assets	—	(478)
Net cash (used in) provided by investing activities	(228,665)	7,385

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(888)	(312,107)
Proceeds from short-term borrowings	—	18,204
Principal payments under the Revolving Credit Facility	—	(11,000)
Proceeds from borrowings under the Revolving Credit Facility	—	5,000
Proceeds from settlement of interest rate swap	—	353
Payments for financing fees	(1,649)	—

Excess income tax benefit from exercise of stock options	3,294	15

Proceeds from stock options exercised	1,840	105
Purchase of treasury stock (subsequently retired)	(14,808)	—
Net cash used in financing activities	(12,211)	(299,430)

Effect of exchange rate changes on cash and cash equivalents	2,977	1,605

Net increase in cash and cash equivalents	3,097	22,523

Cash and cash equivalents at beginning of year	89,805	67,282

Cash and cash equivalents at end of year	$92,902	$89,805

NBTY’s preliminary unaudited net sales results for the month of October 2007 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF OCTOBER

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$88	$87	1%

North American Retail	$19	$18	5%

European Retail	$55	$50	9%

Direct Response / E-commerce	$13	$12	6%

Total	$175	$168	4%

European Retail net sales in local currency remained unchanged for October 2007.  North American Retail same store sales increased 9% in October 2007.